VARIABLE ANNUITY INVERSE S&P 500 STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Loss

FEDERAL AGENCY DISCOUNT NOTES *

Equity Index Swap Agreements Sold Short

47.9%

June 2008 S&P 500 Index

Farmer Mac

Swap, Terminating 06/13/08**

2.00% due 04/25/08

$

4,000,000   $

3,994,667

(Notional Market Value

Federal Farm Credit Bank

$10,661,206)

8,060    $

(1,838)

1.05% due 04/01/08

3,000,000

3,000,000

June 2008 S&P 500 Index

Federal Home Loan Bank

Swap, Terminating 06/30/08**

1.55% due 04/02/08

2,000,000

________

1,999,914

(Notional Market Value

$1,902,709)

1,439

(10,337)

Total Federal Agency Discount Notes

(Total Notional Market Value $12,563,916)

$

_________

(12,175)

(Cost $8,994,581)

________

8,994,581

*

The issuer is a publicly traded company that operates under

a Congressional charter; its securities are neither issued nor guaranteed by the U.S. Government.

REPURCHASE AGREEMENTS

**

Price Return based on S&P 500 Index +/- financing at a

46.2%

variable rate.

Collateralized by U.S. Treasury

†

All or a portion of this security is pledged as equity index swap collateral at March 31, 2008

Obligations

Lehman Brothers Holdings,

Inc. issued 03/31/08 at

1.15% due 04/01/08†

2,912,207

2,912,207

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

2,034,135

2,034,135

Mizuho Financial Group, Inc.

issued 03/31/08 at 1.30% due

04/01/08

1,859,869

1,859,869

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

1,859,868

________

1,859,868

Total Repurchase Agreements

(Cost $8,666,079)

________

8,666,079

Total Investments 94.1%

(Cost $17,660,660)

$

_________

17,660,660

Other Assets in Excess of

Liabilities – 5.9%

$

_________

1,104,903

Net Assets – 100.0%

$

18,765,563

Unrealized

Contracts

Gain

Futures Contracts Sold Short

June 2008 S&P 500 Index Mini

Futures Contracts

(Aggregate Market Value of

Contracts $6,148,462.5)

93 $

________

145,924

1